EXHIBIT 99.3

THE CHEESECAKE FACTORY NAMED ON FORTUNE’S “100 BEST COMPANIES TO WORK FOR” LIST FOR THIRD CONSECUTIVE YEAR

List recognizes companies with exceptional workplace culture based on independent surveys

CALABASAS HILLS, Calif., March 3, 2016 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) announced today that Fortune magazine has recognized the company as one of the “100 Best Companies to Work For®” for the third consecutive year. The Cheesecake Factory ranked 98, and is the only restaurant company on the list, which recognizes companies with a strong culture, determined primarily by an extensive employee survey that measures overall job satisfaction, engagement, pride, trust and camaraderie in the workplace.

In recognizing The Cheesecake Factory, Fortune noted that 97% of its employees said they felt great pride in working for the company, and 96% highlighted the great work atmosphere.

“We are honored that The Cheesecake Factory is named on the Fortune 100 Best Companies to Work For® list for the third consecutive year,” said David Overton, Founder, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “For more than 35 years The Cheesecake Factory has been committed to creating a culture that fosters integrity, respect, responsibility and mutual trust. Receiving this award is a wonderful acknowledgment of our staff members’ and managers’ continuing commitment to these values.”

“The Cheesecake Factory has always recognized that people are our greatest resource,” said David Gordon, President of The Cheesecake Factory Incorporated. “Our more than 35,000 exceptional staff members and managers are the key ingredient to our success, and this award is a testament to their passion and dedication to making The Cheesecake Factory a truly special place to work.”

The complete 2016 Fortune 100 Best Companies to Work For® list will be published in the March 15 edition of Fortune magazine that will arrive on newsstands starting Monday, March 7.

For more information about The Cheesecake Factory, please visit www.TheCheesecakeFactory.com

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About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 201 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 188 restaurants under The Cheesecake Factory® mark; 12 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark. Internationally, 11 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2016, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the third consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2015 ©2015 Time Inc. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

About FORTUNE

Fortune is a global leader in business journalism known for its unrivaled access to industry leaders and decision makers. Founded in 1930, Fortune has transformed into a digital-first operation with nearly 17 million monthly unique visitors on Fortune.com as well as 3.4 million global readers in print. Fortune is home to some of the strongest business franchises, including: Fortune 500, Best Companies to Work For, World’s Most Admired Companies, Fastest Growing Companies and Most Powerful Women. The Fortune Conference Division extends the brand’s mission into live settings, hosting a wide range of annual conferences for top-level executives, including the FORTUNE Global Forum and the Most Powerful Women Summit.

About Great Place to Work®

Great Place to Work® is the global authority on high-trust, high-performance workplace cultures. Through proprietary assessment tools, advisory services, and certification programs, including Best Workplaces lists and workplace reviews, Great Place to Work® provides the benchmarks, framework, and expertise needed to create, sustain, and recognize outstanding workplace cultures. In the United States, Great Place to Work® produces the annual Fortune “100 Best Companies to Work For®” list and a series of Great Place to Work® Best Workplaces lists including lists for Millennials, Women, Diversity, Small and Medium Companies and over a half dozen different industry lists.

Follow Great Place to Work® online at www.greatplacetowork.com and on Twitter at @GPTW_US.  To read more about Great Place to Work’s review of The Cheesecake Factory, please visit http://us.greatrated.com/the-cheesecake-factory.

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